Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
First Quarter 2016 Results

First quarter 2016 net income(1) per diluted share was $2.09

Operating EPS was $2.17

First quarter 2016 return on equity excluding AOCI was 21.5 percent
 Operating ROE excluding AOCI increased 110 bps to 24.2 percent

The company raised its regular quarterly dividend 12 percent to $0.75 per share

MINNEAPOLIS — April 27, 2016 — Ameriprise Financial, Inc. (NYSE: AMP) today reported first quarter 2016 net income(1) of $364 million, or $2.09 per diluted share. Operating earnings were $378 million, with operating earnings per diluted share of $2.17. Operating results include previously announced unfavorable items of $0.09 per share.

Operating net revenues of $2.8 billion were down 4 percent, reflecting the dislocation in equity markets during the quarter, which caused a lower level of average assets under management, resulting in lower fee revenue. The dislocation in equity markets also impacted revenues on a sequential basis.

Operating expenses of $2.3 billion were down 2 percent from a year ago as a result of lower distribution expenses and well controlled general and administrative expenses. General and administrative expenses decreased 2 percent, primarily associated with ongoing reengineering and disciplined expense control in response to the challenging market environment during the quarter. Overall, the company will continue to manage expenses tightly in response to the market environment while maintaining targeted growth investments.

In the quarter, the company continued to deliver a strong return to shareholders through share repurchases and dividends of $568 million, returning 150 percent of its operating earnings.

“Ameriprise performed well in a challenging market environment for the industry,” said Jim Cracchiolo, chairman and chief executive officer. “With equity market declines and high volatility during the quarter, we continued to deliver solid underlying results as we focused on supporting our clients and advisors through this period and providing important perspective for the long-term. While client activity slowed given the markets, we continued to generate solid net inflows in fee-based investment advisory accounts and strong investment performance.”

“Our strong capital position and financial foundation provides important flexibility as we invest through market cycles and return capital to shareholders. In the quarter, we nearly doubled the number of shares of common stock we repurchased compared to a year ago, and today we announced another increase to our regular quarterly dividend, up 12 percent, representing the ninth increase over the past seven years.”

(1)                  Net income represents net income attributable to Ameriprise Financial.

Ameriprise Financial, Inc.

First Quarter Summary

	Quarter Ended March 31,		% Better/	Per Diluted Share Quarter Ended March 31,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)
Net income attributable to Ameriprise Financial	$364	$393	(7)%	$2.09	$2.08	—
Adjustments, net of tax (1) (see reconciliation on p. 11)	14	19		0.08	0.10
Operating earnings (2)	$378	$412	(8)%	$2.17	$2.18	—
Weighted average common shares outstanding:
Basic	172.6	186.3
Diluted	174.4	189.1

(1)     After-tax is calculated using the statutory tax rate of 35%

(2)     The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

First quarter 2016 operating earnings included the following after-tax items:

(in millions, except per share amounts, unaudited)	Quarter Ended March 31, 2016	Per Diluted Share Quarter Ended March 31, 2016

Auto & Home excess catastrophe losses (1)	$(9)	$(0.05)
Market impact on SOP reserves (1) (2)	(2)	(0.01)
Market impact on DAC/DSIC (1)	(5)	(0.03)
Total items (3)	$(16)	$(0.09)

(1)     After-tax is calculated using the statutory tax rate of 35%

(2)     Reserves for insurance features in non-traditional contracts

(3)     Previously announced items

Taxes

The first quarter 2016 operating effective tax rate was 23.9 percent, compared to 26.7 percent a year ago. The company estimates that its full year 2016 operating effective tax rate will be in the 24 to 26 percent range.

First Quarter 2016 Business Highlights

The company’s average weighted equity index (WEI), which is a proxy for equity movements on AUM, declined 8 percent year-over-year and 6 percent sequentially from the fourth quarter of 2015.  The market decline and high volatility impacted AUM and transactional fee revenue.

•                  Total assets under management and administration were $773 billion as Ameriprise advisor client net inflows were more than offset by market depreciation and asset management outflows.

•                  Advice & Wealth Management advisor client assets were $451 billion, reflecting continued strength in fee-based investment advisory net inflows, including $1.8 billion of net inflows in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor grew 1 percent to $510,000, reflecting high market volatility and lower transactional client activity.

•                  Total advisors were 9,766, reflecting strong advisor retention and ongoing experienced advisor recruiting. The company added 70 experienced, productive advisors in the quarter.

•                  Asset Management segment AUM declined to $464 billion, primarily driven by net outflows. Outflows in the quarter were primarily in lower-fee portfolios.

•                  Investment performance remained strong with 115 four- and five-star funds at Columbia Threadneedle Investments.

•                  Five Columbia funds received 2016 Lipper Fund Awards as top-performing mutual funds in their respective Lipper classifications for the period ended Dec. 31, 2015.

•                  Ameriprise ranked fifth out of 20 firms in the 2016 J.D.Power U.S. Full Service Investor Satisfaction StudySM.

•                  Variable annuity policyholder account balances were $74 billion with sales of $1.1 billion in the quarter.

•                  Excess capital was more than $2.0 billion after the company repurchased 5.1 million shares of common stock in the quarter for $451 million, up from 2.6 million shares a year ago, and paid $117 million in quarterly dividends.

•                  The company increased its regular quarterly dividend 12 percent to $0.75 per share payable on May 20, 2016 to shareholders of record as of May 9, 2016.

•                  The company returned 150 percent of operating earnings to shareholders during the quarter, reflecting its strategy of adjusting the level of share repurchases based on the valuation of the stock.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Advice & Wealth Management
Net revenues	$1,198	$1,228	(2)%
Expenses	993	1,018	2
Pretax operating earnings	$205	$210	(2)

Pretax operating margin	17.1%	17.1%

	Quarter Ended March 31,		% Better/
	2016	2015	(Worse)
Retail client assets (billions)	$451	$453	—
Wrap net flows (billions)	$1.8	$2.8	(35)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$510	$505	1%

Advice & Wealth Management pretax operating earnings were $205 million as the company’s fee-based assets were impacted by lower average market levels resulting in lower revenues, which were partially offset by continued effective general and administrative expense management. While client net inflows remained strong, earnings were impacted by lower transactional volume given the volatile and uncertain markets. First quarter 2016 pretax operating margin was 17.1 percent, flat compared to a year ago.

Operating net revenues of $1.2 billion declined 2 percent as lower average equity markets reduced average client asset levels and lowered client activity levels given the uncertainty in the market environment.

Operating expenses declined 2 percent to $1.0 billion as lower distribution expenses reflected the slowdown in revenues. General and administrative expenses were flat compared to a year ago — the company will continue to tightly manage expenses while maintaining targeted growth investments.

Total retail client assets were essentially flat at $451 billion, as client net inflows and client acquisition were offset by year-over-year market depreciation. Underlying business fundamentals and metrics remained strong and are consistent with the market environment. Wrap net inflows were $1.8 billion in the quarter, which contributed to a 2 percent increase in wrap balances to $183 billion. Total advisors were 9,766 reflecting strong retention and another successful recruiting quarter, with 70 experienced advisors moving their practices to Ameriprise. The combination of asset growth and client activity drove a 1 percent increase in operating net revenue per advisor on a trailing 12-month basis to $510,000.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Asset Management
Net revenues	$724	$807	(10)%
Expenses	575	616	7
Pretax operating earnings	$149	$191	(22)
Adjusted net pretax operating margin	34.7%	39.7%

	Quarter Ended March 31,		% Better/
	2016	2015	(Worse)
Total segment AUM (billions)	$464	$506	(8)%

Total segment net flows (billions)	$(7.5)	$(5.8)	(28)%
Global Retail net flows, excl. former parent flows	$(2.6)	$(2.4)	(6)%
Global Institutional net flows, excl. former parent flows	$(0.6)	$(1.9)	72%
Former parent related flows	$(4.3)	$(1.5)	NM

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings were $149 million, reflecting lower average AUM related to lower average global markets and net outflows. Average AUM also declined sequentially after being impacted by the lower average markets, which led to lower revenues. As noted previously, the company’s average weighted equity index (WEI), which is a proxy for equity AUM, declined 8 percent year-over-year and 6 percent sequentially. Given the significant movement in equity markets, earnings for the quarter were in line with management’s expectations. First quarter adjusted net pretax operating margin was 34.7 percent compared to 39.7 percent a year ago.

Operating net revenues of $724 million were down compared to a year ago, reflecting the impact of lower asset levels. AUM declined 8 percent to $464 billion from market depreciation and net outflows, which were primarily in lower-fee portfolios.

Operating expenses of $575 million declined 7 percent due to well managed general and administrative expenses and lower distribution expenses.

Net outflows were $7.5 billion in the quarter and were largely driven by outflows in lower-fee mandates, as follows:

•                  Elevated outflows of $5.8 billion in lower-fee assets in the quarter, included:

•                  $4.3 billion of former parent related assets, which were largely driven by changes made to fixed income IMA accounts by a former affiliated distribution partner that resulted in an expected $3.2 billion outflow of institutional assets.

•                  $1.1 billion from the termination of a former subadvisor and $0.4 billion in other insurance portfolios.

•                  Outflows of $1.1 billion from a third party institutional client that redeemed assets for liquidity purposes — underlying third-party institutional flows were positive.

•                  While U.S. retail flows were challenging in the quarter consistent with the industry, outflows in the Acorn Fund moderated to $0.6 billion. European retail flows were slightly negative and reflected the volatile market environment.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Annuities
Net revenues	$596	$631	(6)%
Expenses	472	459	(3)
Pretax operating earnings	$124	$172	(28)
Variable annuity pretax operating earnings	$100	$144	(31)%
Fixed annuity pretax operating earnings	24	28	(14)
Total pretax operating earnings	$124	$172	(28)
Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$(6)	$10	NM
Market impacts on SOP reserves	(3)	8	NM
Total annuities impact	$(9)	$18	NM

	Quarter Ended March 31,		% Better/
	2016	2015	(Worse)
Variable annuity ending account balances (billions)	$74.2	$77.9	(5)%
Variable annuity net flows (millions)	$(311)	$(385)	19%
Fixed annuity ending account balances (billions)	$10.5	$11.7	(10)%
Fixed annuity net flows (millions)	$(249)	$(565)	56%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings were $124 million, primarily reflecting lower average account balances due to markets, as well as the market impact on DAC, DSIC and SOP reserves. Earnings were in line with expectations given the market fluctuations.

Variable annuity operating earnings were $100 million compared to $144 million a year ago. The year-over-year decline included an impact of approximately $16 million due to low interest rates and average account balances being lower in the quarter due to market levels, leading to lower mortality and expense fees. In addition, there was a $27 million reduction in operating earnings compared to a year ago due to the market impact on DAC, DSIC and SOP reserves. Variable annuity cash sales remained strong at $1.1 billion in the quarter. Account balances declined 5 percent to $74 billion, primarily reflecting net outflows in a closed block of annuities sold through third parties and market depreciation.

Fixed annuity operating earnings declined from $28 million to $24 million as older policies continue to lapse and the interest rate environment remains challenging for investment yields.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Protection
Net revenues	$608	$590	3%
Expenses	539	539	—
Pretax operating earnings	$69	$51	35
Items included in operating earnings:
Market impact on DAC (mean reversion)	$(1)	$1	NM
LTC reserves	—	(32)	NM
L&H reinsurance recapture and model changes	6	—	NM
Disability income discount rate change	—	7	NM
Auto and home catastrophe losses (1)	(23)	(12)	(92)%
Total protection impact	$(18)	$(36)	50%

	Quarter Ended March 31,		% Better/
	2016	2015	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$11.2	$11.4	(2)%
Auto & Home policies in force (thousands)	957	943	1%

(1)  Q1 2015 includes $4 million related to 2014 catastrophe losses

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $69 million compared to $51 million a year ago. Excluding the noted items above, earnings were flat compared to last year.

Life and Health insurance earnings were solid. Life and Health earnings continue to be impacted by the low interest rate environment. Claims experience was within expected ranges. VUL/UL cash sales were $66 million, flat compared to a year ago, and VUL/UL account balances declined 2 percent.

Auto and Home had an operating loss in the quarter driven by $14 million of higher than expected catastrophe losses, primarily from hail and wind storms in Texas. Excluding the excess catastrophe losses, Auto and Home was marginally profitable and the company is seeing improvement in overall loss trends in the quarter. The performance for the 2015 and prior accident years currently remains in line with expectations, benefiting from enhancements made to underwriting, pricing and claims practices.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Corporate & Other
Net revenues	$2	$(6)	NM
Expenses	52	56	7%
Pretax operating loss	$(50)	$(62)	19

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $50 million for the quarter compared to a $62 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner

Ameriprise Financial

(612) 671-4676

chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statements in this news release concerning the company’s management of expenses;

•                  the statements in this news release concerning the company’s operating effective tax rate;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarter Report on Form 10-Q for the quarter ended March 31, 2016. For information about Ameriprise Financial entities, please refer to the First Quarter 2016 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended March 31,		Per Diluted Share Quarter Ended March 31,
(in millions, except per share amounts, unaudited)	2016	2015	2016	2015
Net income attributable to Ameriprise Financial	$364	$393	$2.09	$2.08
Less: Net income (loss) attributable to consolidated investment entities	(1)	—	—	—
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	(11)	22	(0.06)	0.12
Add: Market impact on indexed universal life benefits, net of tax(1)	(12)	4	(0.07)	0.02
Add: Market impact of hedges on investments, net of tax(1)	26	—	0.15	—
Add: Net realized (gains) losses, net of tax(1)	10	(7)	0.06	(0.04)
Operating earnings	$378	$412	$2.17	$2.18
Weighted average common shares outstanding:
Basic	172.6	186.3
Diluted	174.4	189.1

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended March 31,
(in millions, unaudited)	2016	2015
Total net revenues	$2,765	$3,053
Less: CIEs revenue	24	149
Less: Net realized gains (losses)	(16)	10
Less: Market impact on indexed universal life benefits	9	(4)
Less: Market impact of hedges on investments	(40)	—
Operating total net revenues	$2,788	$2,898

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended March 31,
(in millions, unaudited)	2016	2015
Total expenses	$2,290	$2,435
Less: CIEs expenses	26	63
Less: Market impact on variable annuity guaranteed benefits	(17)	34
Less: Market impact on indexed universal life benefits	(10)	2
Operating expenses	$2,291	$2,336

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended March 31,
(in millions, unaudited)	2016	2015
Operating total net revenues	$2,788	$2,898
Operating expenses	2,291	2,336
Pretax operating earnings	$497	$562

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended March 31,
(in millions, unaudited)	2016	2015
General and administrative expense	$727	$752
Less: CIEs expenses	—	10
Operating general and administrative expense	$727	$742

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2016
(in millions, unaudited)	GAAP	Operating
Pretax income	$475	$497
Income tax provision	$111	$119
Effective tax rate	23.3%	23.9%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended March 31, 2015
(in millions, unaudited)	GAAP	Operating
Pretax income	$618	$562
Less: Pretax income attributable to noncontrolling interests	86	—
Pretax income excluding consolidated investment entities	$532	$562
Income tax provision	$139	$150
Effective tax rate	22.5%	26.7%
Effective tax rate excluding noncontrolling interests	26.1%	26.7%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended March 31,
(in millions, unaudited)	2016	2015
Operating total net revenues	$724	$807
Less: Distribution pass through revenues	199	218
Less: Subadvisory and other pass through revenues	87	103
Adjusted operating revenues	$438	$486

Pretax operating earnings	$149	$191
Less: Operating net investment income	3	6
Add: Amortization of intangibles	6	8
Adjusted operating earnings	$152	$193

Adjusted net pretax operating margin	34.7%	39.7%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended March 31,
(in millions, unaudited)	2016	2015
Net income attributable to Ameriprise Financial	$1,533	$1,612
Less: Loss from discontinued operations, net of tax	—	(1)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,533	1,613
Less: Adjustments (1)	(149)	(54)
Operating earnings	$1,682	$1,667

Total Ameriprise Financial, Inc. shareholders’ equity	$7,602	$8,270
Less: Accumulated other comprehensive income, net of tax	472	755
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,130	7,515
Less: Equity impacts attributable to the consolidated investment entities	170	300
Operating equity	$6,960	$7,215

Return on equity excluding AOCI	21.5%	21.5%
Operating return on equity excluding AOCI (2)	24.2%	23.1%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended March 31,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Revenues
Management and financial advice fees	$1,386	$1,468	(6)%
Distribution fees	435	466	(7)
Net investment income	331	484	(32)
Premiums	368	353	4
Other revenues	254	289	(12)
Total revenues	2,774	3,060	(9)
Banking and deposit interest expense	9	7	(29)
Total net revenues	2,765	3,053	(9)
Expenses
Distribution expenses	770	819	6
Interest credited to fixed accounts	146	172	15
Benefits, claims, losses and settlement expenses	482	533	10
Amortization of deferred acquisition costs	110	75	(47)
Interest and debt expense	55	84	35
General and administrative expense	727	752	3
Total expenses	2,290	2,435	6
Pretax income	475	618	(23)
Income tax provision	111	139	20
Net income	364	479	(24)
Less: Net income attributable to noncontrolling interests	—	86	NM
Net income attributable to Ameriprise Financial	$364	$393	(7)

NM  Not Meaningful — variance of greater than 100%